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Exhibit 23.2

[Letterhead of Rodefer Moss]

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
OwnerTel, Inc.
Atlanta, Georgia

We consent to the reference to our firm under the caption "Experts" and the use in the Form 10-KSB of OwnerTel, Inc. of our report dated March 11, 2002 relating to the balance sheet of OwnerTel, Inc. as of December 31 and the related statements of operations, changes in stockholders' equity, and cash flows for the period from inception (July 2, 2001) to December 31, 2001.

/s/ Rodefer Moss & Co. PLLC

April 15, 2002

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  Exhibit 23.2